EXHIBIT 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8) for the registration of 46,860 shares of common stock in connection with the Grant of Performance Contingent Restricted Stock and Restricted Stock of our reports dated February 17, 2006 (except for the earnings per share paragraph in Note 1 and Notes 2 and 3, as to which the date is May 15, 2006) with respect to the consolidated financial statements and schedule of United Dominion Realty Trust, Inc., included in its May 17, 2006 Current Report on Form 8-K, and dated February 17, 2006 with respect to United Dominion Realty Trust, Inc.’s management assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of United Dominion Realty Trust, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2005, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Richmond, Virginia
June 20, 2006